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FORM 4                                              OMB Number  3235-0287
------                                              Expires: September 30, 1998
                                                    Estimated average burden
                                                    hours per response.... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/X/ Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Persons to
  YUCAIPA ARIZONA PARTNERS, L.P.                  SMITH'S FOOD & DRUG CENTERS, INC. (SFD)         Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
10000 SANTA MONICA BOULEVARD, FIFTH FLOOR         Number of Reporting        Month/Year             Officer (give    Other (specify
---------------------------------------------     Person (Voluntary)      SEPTEMBER 1997        ----        title ---       below)
                 (Street)                                                 ------------------                below)
LOS ANGELES, CALIFORNIA 90067                                             5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                      Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      action       or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Class B Common Stock,             9/9/97  J(1)           273,582    D        (1)               -0-               D
par value $.01 per share
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REMINDER: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one reporting person, see Instruction 4(b)(v).                                            (Over)
                                                                                                                    SEC 1474 (7-96)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
1. Title of Derivative    9. Number of           10. Ownership               11. Nature of
   Security                  Derivative              Form of                     Indirect
   (Instr. 3)                Securities              Derivative                  Beneficial
                             Beneficially            Security:                   Ownership
                             Owned at End            Direct (D)                  (Instr. 4)
                             of Month                or Indirect (I)
                             (Instr. 4)              (Instr. 4)

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Explanation of Responses:
(1) Exchanged for 287,261 shares of common stock of Fred Meyer, Inc. pursuant to the business combination transaction between
    Smith's Food & Drug Centers, Inc. and Fred Meyer, Inc. On September 9, 1997, the closing price of the common stock of
    Fred Meyer, Inc. on the New York Stock Exchange was $56.56.

                                                                               By: The Yucaipa Companies
                                                                               Its: General Partner
                                                                               By: /s/ Ronald W. Burkle
                                                                               Ronald W. Burkle, General Partner   October 10, 1997
                                                                               ---------------------------------   ----------------
                                                                                 **Signature of Reporting Person         Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                              (8/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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